For Immediate Release

Date: April 25, 2024

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports First Quarter Results

EVERETT, MA, April 25, 2024 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $621,000 or $0.07 per diluted share for the quarter ended March 31, 2024 compared to $901,000 or $0.11 per diluted share for the quarter ended March 31, 2023, a decrease of $280,000 in net income.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "During the first quarter we grew loans and deposits by 3.0% and 3.9%, respectively. We remain focused on steady, opportunistic growth within our core customer base as well as continued penetration into the city of Woburn and the surrounding area. Our net interest margin continues to be under pressure due to high interest rates and the continued inversion of the yield curve, but our credit quality remains very strong. We continued to increase book value per share through our share buyback program."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses decreased $463,000, or 7.3% to $5.9 million for the quarter ended March 31, 2024 from $6.4 million for the quarter ended March 31, 2023. This decrease was primarily due to a decrease in the net interest margin, as increases in earning asset yields were more than offset by increased funding costs. Our net interest margin for the quarter ended March 31, 2024 was 1.84% as compared to 2.38% for the quarter ended March 31, 2023. The provision for credit losses decreased $732,000, or 83.3% to $147,000 for the quarter ended March 31, 2024 from $879,000 for the quarter ended March 31, 2023. The decrease in the provision for credit losses was driven by lower loan growth during the quarter ended March 31, 2024 as compared to the quarter ended March 31, 2023. The combination of these items resulted in an increase of $269,000, or 4.9%, in net interest and dividend income after provision for credit losses for the quarter ended March 31, 2024 as compared to the quarter ended March 31, 2023.

NONINTEREST INCOME

Noninterest income increased $78,000, or 34.1% to $307,000 for the quarter ended March 31, 2024 from $229,000 for the quarter ended March 31, 2023. The increase was driven by $35,000 in net gain on sales of loans in the quarter ended March 31, 2024 as there were no loan sales during the quarter ended March 31, 2023.

NONINTEREST EXPENSE

Noninterest expense increased $735,000, or 16.3% to $5.2 million for the quarter ended March 31, 2024 from $4.5 million for the quarter ended March 31, 2023. Significant changes are as follows:

•
Salaries and employee benefits increased $426,000, or 14.8%, driven by $242,000 in stock based compensation recorded in the quarter ended March 31, 2024, related to the 2023 Equity Incentive Plan. There were no stock based based compensation costs in the quarter ended March 31, 2023 related to this plan;
•
Director compensation increased $90,000, or 74.6%, driven by $82,000 in stock based compensation recorded in the quarter ended March 31, 2024, related to the 2023 Equity Incentive Plan. There were no stock based compensation costs in the quarter ended March 31, 2023 related to this plan;
•
Occupancy and equipment expense increased $70,000, or 34.3%, driven by our new Woburn, MA branch office;
•
Data processing costs increased $69,000, or 28.5%, driven by both increased core processor operating costs as well as costs related to our new online deposit account opening platform; and
•
FDIC deposit insurance expense increased $54,000, or 43.2%, driven by an increase in our asset size.

INCOME TAXES

We recorded a provision for income tax expense of $211,000 for the three months ended March 31, 2024, compared to a provision for income tax expense of $319,000 for the three months ended March 31, 2023, reflecting an effective tax rate of 25.4% and 26.1%, respectively.

BALANCE SHEET

Total assets increased $23.1 million, or 1.8%, to $1.30 billion at March 31, 2024 from $1.28 billion at December 31, 2023.

Total net loans increased $31.2 million, or 3.0%, to $1.07 billion at March 31, 2024 from $1.04 billion at December 31, 2023.

•
Multi-family real estate loans increased $23.8 million, or 8.3%, to $311.1 million at March 31, 2024 from $287.4 million at December 31, 2023.
•
Commercial real estate loans increased $5.8 million, or 2.9%, to $202.1 million at March 31, 2024 from $196.4 million at December 31, 2023.
•
Commercial loans increased $5.1 million, or 55.7%, to $14.4 million at March 31, 2024 from $9.2 million at December 31, 2023.
•
Construction loans decreased $4.6 million, or 4.1%, to $107.4 million at March 31, 2024 from $112.0 million at December 31, 2023.

Cash and cash equivalents decreased $6.7 million, or 5.6%, to $112.4 million at March 31, 2024 from $119.0 million at December 31, 2023. The decrease in cash and cash equivalents was driven by loan growth.

Deposits increased $33.4 million, or 3.9%, to $901.6 million at March 31, 2024 from $868.2 million at December 31, 2023.

•
Certificates of deposit increased $37.1 million, or 7.4%, to $535.6 million at March 31, 2024 from $498.5 million at December 31, 2023.
•
Money market deposit accounts increased $18.6 million, or 14.2%, to $150.0 million at March 31, 2024 from $131.4 million at December 31, 2023.
•
Savings accounts decreased $17.8 million, or 12.9%, to $120.0 million at March 31, 2024 from $137.8 million at December 31, 2023.
•
Interest bearing checking accounts decreased $2.6 million, or 11.9%, to $19.5 million at March 31, 2024 from $22.2 million at December 31, 2023.
•
Demand deposit accounts decreased $1.8 million, or 2.3%, to $76.5 million at March 31, 2024 from $78.3 million at December 31, 2023.

FHLB advances decreased $10.0 million, or 4.3%, to $224.0 million at March 31, 2024 from $234.0 million at December 31, 2023.

Total shareholders' equity increased $888,000, or 0.5%, to $165.8 million as of March 31, 2024 from $164.9 million as of December 31, 2023. This increase is primarily the result of earnings of $621,000 and an increase of $453,000 in accumulated other comprehensive income (“AOCI”). The increase in AOCI was driven by an increase in the fair value of cash flow hedges entered into during the quarter ended March 31, 2024. Partially offsetting these increases to shareholders' equity was a decrease in additional paid-in capital of $276,000. This decrease was driven by $629,000 in shares repurchased under our share repurchase plan, partially offset by an an increase in APIC of $443,000 related to stock based compensation and ESOP shares committed to be be released. Our book value per share increased by $0.19 to $17.94 at March 31, 2024 from $17.75 at December 31, 2023.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses in total and as a percentage of total loans as of March 31, 2024 was $8.7 million and 0.80%, respectively, as compared to $8.6 million and 0.82%, respectively, as of December 31, 2023. For the quarters ended March 31, 2024 and March 31, 2023 the Company did not record any net charge offs. Total non-performing assets were $1.2 million, or 0.09%, of total assets as of March 31, 2024 and $1.2 million, or 0.09%, of total assets as of December 31, 2023.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

March 31, 2024 (unaudited) and December 31, 2023

(in thousands except share data)

	March 31, 2024	December 31, 2023

ASSETS
Cash and due from banks	$2,572	$3,786
Short-term investments	109,796	115,250
Total cash and cash equivalents	112,368	119,036
Investments in available-for-sale securities (at fair value)	2,500	5,003
Investments in held-to-maturity securities, at cost (fair values of $70,662 at March 31, 2024 (unaudited) and $70,590 at December 31, 2023)	77,315	76,979
Loans, net of allowance for credit losses of $8,670 at March 31, 2024 (unaudited) and $8,591 at December 31, 2023	1,070,951	1,039,789
Federal Home Loan Bank stock, at cost	9,777	9,892
Premises and equipment, net	3,699	3,754
Accrued interest receivable	4,051	3,766
Deferred tax asset, net	4,416	4,767
Bank-owned life insurance	14,590	14,472
Other assets	3,747	2,877
Total assets	$1,303,414	$1,280,335

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$76,534	$78,342
Interest-bearing	825,112	789,872
Total deposits	901,646	868,214
Federal Home Loan Bank advances	224,000	234,000
Other liabilities	11,979	13,220
Total liabilities	1,137,625	1,115,434

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; Issued and outstanding: 0 shares and 0 shares, respectively	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 9,243,578 shares and 9,291,810 shares, respectively	92	93
Additional paid-in capital	87,155	87,431
Retained earnings	84,475	83,854
Accumulated other comprehensive income	582	129
Unallocated common shares held by the Employee Stock Ownership Plan	(6,515)	(6,606)
Total shareholders' equity	165,789	164,901
Total liabilities and shareholders' equity	$1,303,414	$1,280,335

Shareholders' Equity Ratios
Book value per common share	$17.94	$17.75

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	17.19%	17.30%
Tier 1 capital to risk weighted assets	16.10%	16.22%
Tier 1 capital to average assets	10.98%	11.31%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended
	March 31,
	2024	2023
Interest and dividend income:
Interest and fees on loans	$13,446	$10,927
Interest and dividends on securities	764	560
Other interest income	1,484	575
Total interest and dividend income	15,694	12,062
Interest expense:
Interest on deposits	7,524	3,917
Interest on Federal Home Loan Bank advances	2,267	1,779
Total interest expense	9,791	5,696
Net interest and dividend income	5,903	6,366
Provision for credit losses	147	879
Net interest and dividend income after provision for credit losses	5,756	5,487
Noninterest income:
Customer service fees	137	119
Income from bank-owned life insurance	117	98
Net gain on sales of loans	35	—
Other income	18	12
Total noninterest income	307	229
Noninterest expense:
Salaries and employee benefits	3,311	2,885
Director compensation	209	119
Occupancy and equipment expense	274	204
Data processing	311	242
Computer software and licensing	85	57
Advertising and promotions	131	168
Professional fees	360	364
Federal Deposit Insurance Corporation deposit insurance	179	125
Other expense	371	332
Total noninterest expense	5,231	4,496
Income before income tax expense	832	1,220
Income tax expense	211	319
Net income	$621	$901
Share data:
Weighted average shares outstanding, basic	8,299,775	8,481,042
Weighted average shares outstanding, diluted	8,375,335	8,481,042
Basic earnings per share	$0.07	$0.11
Diluted earnings per share	$0.07	$0.11